Exhibit 99.1

XL FLEET, A COMMERCIAL VEHICLE ELECTRIFICATION SOLUTIONS LEADER, TO LIST ON NYSE THROUGH

MERGER WITH PIVOTAL INVESTMENT CORPORATION II

•	XL is a leading provider of electrified powertrain solutions for U.S. and Canadian commercial fleet vehicles built by Ford, Chevrolet, GMC, and Isuzu

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Thousands of XL units already on the road and over 130 million miles driven by its more than 200 customers, including FedEx, The Coca-Cola Company, PepsiCo, Verizon, the City of Boston, Seattle Fire Department, Yale University, and Harvard University

•	XL has strong demand momentum with a $220 million 12-month sales pipeline and forecasted revenue of over $21 million in 2020 and $75 million in 2021

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Pro forma implied enterprise value of the combined company of $1 billion; combined company is expected to have approximately $350 million in net cash at closing, which includes an upsized $150 million fully committed PIPE backed by new and existing strategic and institutional investors

•	All XL shareholders, including Constellation Technology Ventures, and management will retain 100% of their equity in the combined company

BOSTON & NEW YORK – September 18, 2020 – XL Fleet (“XL” or the “Company”), a leader in vehicle electrification solutions for commercial and municipal fleets, and Pivotal Investment Corporation II (NYSE: PIC) (“Pivotal”), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive merger agreement. Upon closing, the combined company will be named XL Fleet and is expected to remain listed on the New York Stock Exchange under a new ticker symbol, “XL”, with an anticipated implied enterprise value of approximately $1 billion and no material debt expected to be outstanding.

XL is a high-growth industry leader in providing fleet electrification solutions, with proven, proprietary technology and electrified drive systems that work seamlessly across a wide range of vehicle classes and types. XL has become a trusted brand for over 200 of the largest commercial and municipal fleets in North America, with more than 3,200 XL systems deployed and over 130 million miles driven by customers to date. XL’s customer base includes FedEx, The Coca-Cola Company, PepsiCo, Verizon, the City of Boston, Seattle Fire Department, Yale University, and Harvard University, among other blue-chip companies, municipalities, and institutions.

The Company has developed a flexible proprietary electrification powertrain platform that transforms traditional fossil fuel-powered fleet vehicles into hybrid and plug-in hybrid electric vehicles as they are manufactured. XL systems are currently available on a wide variety of Class 2-6 vehicles manufactured by Ford, Chevrolet, GMC, and Isuzu, and the Company is on track to provide its systems in Class 7-8 vehicles in 2022.

In addition to its electric powertrain platform, XL provides real-time data monitoring and analytics, and will expand its “Electrification-as-a Service” solution, which includes power management, charging infrastructure, and onsite power and storage offerings. XL is also developing all electric offerings. The Company’s rapidly deployable technology solutions position it for long-term growth in a total addressable market that is greater than $1 trillion, which incorporates the money spent on energy consumption and vehicle costs for commercial fleets globally.

XL’s management team, with decades of leading energy innovation, automotive, and electric vehicle (“EV”) experience, is led by Chief Executive Officer Dimitri Kazarinoff and Founder & Chief Strategy Officer Tod Hynes. Pivotal Chairman and Chief Executive Officer Jon Ledecky will join the combined company’s Board of Directors upon completion of the transaction, as will Pivotal Directors Kevin Griffin, Chief Executive Officer and Chief Investment Officer of MGG Investment Group, LP, and Sarah Sclarsic, a technology entrepreneur and carbon removal researcher at Massachusetts Institute of Technology.

Mr. Kazarinoff commented, “We believe that this transaction will enable XL Fleet to advance and accelerate the growth of our industry-leading fleet electrification business, including a rapid expansion of our product offerings. With thousands of XL-equipped vehicles already on the road today, we are excited to continue to pave the way for fleets seeking to promote sustainability while improving operational efficiency.”

Mr. Hynes stated, “XL started its journey more than a decade ago, and today we are proud to be a leader in fleet electrification, enabling commercial businesses and municipalities across North America to perform critical work while driving decarbonization. Today’s announcement marks the natural next step in our evolution, and together with Pivotal and support from our extensive strategic investors, we look forward to furthering XL’s leadership position as we continue to help our customers save money, improve driver productivity, and reduce emissions.”

Mr. Ledecky added, “We are pleased that XL Fleet will be merged into Pivotal at an implied valuation that represents a significant discount relative to XL’s closest publicly traded peers. XL Fleet is rapidly expanding its substantial existing customer base today versus its competitors, who are merely promising customers and revenues years from now. XL’s revenues are expected to more than triple in 2021, cementing its status as the leading provider of vehicle electrification solutions for commercial and municipal fleet vehicles.”

Mr. Griffin said, “Pivotal’s focus has always been on partnering with world-class management teams in sectors that have clear and lasting tailwinds. Tod and Dimitri’s vision in hybrid, plug-in, and EV across all commercial fleet classes provided a unique first-mover advantage that sets XL apart from the competition. Moreover, given Pivotal’s ESG focus, we are also particularly excited to work closely with XL as they help reduce emissions, lower total cost of vehicle ownership, and produce reliable solutions for a wide range of uses globally.”

Transaction Overview

The merger values XL at an implied $1 billion pro forma enterprise value and no material debt is expected to be outstanding at closing.

The combined company expects to receive approximately $350 million of proceeds of cash at closing, assuming no redemptions of Pivotal’s existing public stockholders, including an upsized, fully committed $150 million private placement of common stock (the “PIPE Offering”) at $10.00 per share backed by several new and existing strategic and institutional investors. All XL shareholders, including Constellation Technology Ventures, and management are retaining 100% of their equity in the combined company. The funds are expected to be used to scale for core profitability, develop aforementioned new products and services, expand internationally, pay down or prepay debt and for general corporate purposes.

The Pivotal and XL Boards of Directors have unanimously approved the proposed merger and the related transactions, which are expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by Pivotal’s and XL’s stockholders of the proposed merger and satisfaction or waiver of other customary closing conditions.

Additional information about the proposed business combination, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Pivotal today with the Securities and Exchange Commission and available at www.sec.gov. The investor presentation can also be found on XL’s investor website at www.xlfleet.com/investors and Pivotal’s website at https://www.pivotalic.com.

Investor Conference Call Information

XL and Pivotal will host a joint investor conference call to discuss the proposed transaction today, Friday, September 18, 2020, at 9:00 am ET.

To listen to the prepared remarks via telephone dial 1-877-407-3982 (U.S.) or 1-201-493-6780 (International) and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), passcode 13710545. The telephone replay will be available through October 2, 2020 at 11:59 pm ET.

Advisors

Canaccord Genuity LLC is acting as financial advisor to XL. BTIG, LLC is acting as financial and capital markets advisor to Pivotal. Cantor Fitzgerald and PJT Partners are also acting as capital markets advisors to Pivotal. BTIG, LLC and PJT Partners acted as placement agents to Pivotal in connection with the PIPE Offering.

Morrison & Foerster LLP and Graubard Miller are acting as legal counsel to Pivotal. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is acting as legal counsel to XL.

About XL Fleet

XL Fleet is a leading provider of vehicle electrification solutions for commercial and municipal fleets in North America, with more than 130 million miles driven by customers such as The Coca-Cola Company, Verizon, Yale University and the City of Boston. XL’s hybrid and plug-in hybrid electric drive systems can increase fuel economy up to 25-50 percent and reduce carbon dioxide emissions up to 20-33 percent, decreasing operating costs and meeting sustainability goals while enhancing fleet operations. XL’s plug-in hybrid electric drive system was named one of TIME magazine’s best inventions of 2019.

For additional information, please visit www.xlfleet.com.

About Pivotal Investment Corporation II

Pivotal Investment Corporation II is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. Pivotal is led by Chairman and CEO Jon Ledecky, a seasoned businessman with over 35 years of investment and operational experience. He has executed hundreds of acquisitions across multiple industries and raised over $20 billion in debt and equity. He is also co-owner of the National Hockey League’s New York Islanders franchise since 2014 and a prior owner of the Washington Wizards and the Washington Capitals. Additionally, Kevin Griffin, the Chief Executive Officer and Chief Investment Officer of MGG Investment Group, LP, serves as a Pivotal director and CEO of Pivotal Spac Funding II LLC, Pivotal’s sponsor. MGG is a private investment firm managing long-term committed capital on behalf of leading endowment, foundation, pension, insurance and high net worth investors globally. Over the course of Mr. Griffin’s 20-year career, he has originated and invested over $4 billion across the capital structure of middle market businesses and has also served on numerous boards of directors. For additional information, please visit https://www.pivotalic.com/

Important Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Pivotal and XL. Pivotal intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will include a proxy statement/prospectus of Pivotal, and certain related documents, to be used at the meeting of shareholders to approve the proposed business combination and related matters. INVESTORS AND SECURITY HOLDERS OF PIVOTAL ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND ANY AMENDMENTS THERETO AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT XL, PIVOTAL AND THE BUSINESS COMBINATION. The definitive proxy statement will be mailed to shareholders of Pivotal as of a record date to be established for voting on the proposed business combination. Investors and security holders will also be able to obtain copies of the registration statement and other documents containing important information about each of the companies once such documents are filed with the SEC, without charge, at the SEC’s web site at www.sec.gov.

The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Pivotal, XL and certain of their respective directors and executive officers may be deemed participants in the solicitation of proxies from the shareholders of Pivotal in favor of the approval of the business combination and related matters. Shareholders may obtain more detailed information regarding the names, affiliations and interests of certain of Pivotal’s executive officers and directors in the solicitation by reading Pivotal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Pivotal’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement relating to the business combination when it becomes available.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding the proposed business combination, including Pivotal’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “anticipates,”

“believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in Pivotal’s Annual Report on Form 10-K for the year ended December 31, 2019 under Risk Factors in Part I, Item 1A and in Pivotal’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and Pivotal and XL believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither Pivotal nor XL is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports, which Pivotal has filed or will file from time to time with the SEC.

In addition to factors previously disclosed in Pivotal’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the parties’ ability to meet the closing conditions to the merger, including approval by stockholders of Pivotal and XL on the expected terms and schedule and the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger or the PIPE Offering; failure to realize the benefits expected from the proposed transaction; the effects of pending and future legislation; risks related to disruption of management time from ongoing business operations due to the proposed transaction; business disruption following the transaction; other consequences associated with mergers, acquisitions and divestitures and legislative and regulatory actions and reforms; risks associated with XL’s business, including the highly competitive nature of XL’s business and the market for hybrid electric vehicles; litigation, complaints, product liability claims and/or adverse publicity; cost increases or shortages in the components necessary to support XL’s products and services; the introduction of new technologies; privacy and data protection laws, privacy or data breaches, or the loss of data; and the impact of the COVID-19 pandemic on XL’s business, results of operations, financial condition, regulatory compliance and customer experience.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Pivotal’s and XL’s control. While all projections are necessarily speculative, Pivotal and XL believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that Pivotal and XL, or their respective representatives and advisors, considered or consider the projections to be a reliable prediction of future events.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering in an investment in Pivotal and is not intended to form the basis of an investment decision in Pivotal. All subsequent written and oral forward-looking statements concerning Pivotal and XL, the proposed transactions or other matters and attributable to Pivotal and XL or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

For XL Fleet

Media:

Eric Foellmer

(617) 648-8551

efoellmer@xlfleet.com

Investors:

ICR, Inc.

XLFleetIR@icrinc.com

For Pivotal Investment Corporation II

Jonathan Gasthalter/Nathaniel Garnick/Sam Fisher

Gasthalter & Co.

(212) 257-4170

pivotal@gasthalter.com